Exhibit 23.2

                              [KPMG LLP WATERMARK]


CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Axeda Systems Inc.:

We consent to the use of our reports dated February 3, 2003, with respect to the consolidated balance sheets of Axeda Systems Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity and cash flows and the related consolidated financial statement schedule for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our reports refer to a change in the method of accounting for goodwill and other intangible assets.


/s/ KPMG LLP
    --------
    KPMG LLP

Philadelphia, Pennsylvania
October 1, 2003




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